Filed Pursuant to Rule 424(b)(2)

Registration No. 333-289203

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated July 7, 2026

Pricing Supplement dated                 , 2026

(To Equity Index Underlying Supplement dated July 6, 2026,

Prospectus Supplement dated July 6, 2026, and Prospectus dated July 6, 2026)

Marex Group Limited

$                Autocallable Contingent Income Barrier Notes Linked to the MerQube US Large-Cap Vol Advantage Index due July 31, 2031

►	Quarterly Contingent Coupon payments at a rate of 3.925% (equivalent to 15.70% per annum), payable if the Closing Level of the MerQube US Large-Cap Vol Advantage Index (the “Reference Asset”) on the applicable Coupon Determination Date is greater than or equal to 60.00% of its Initial Value

►	Callable quarterly at the Principal Amount plus the applicable Contingent Coupon on any Call Observation Date on or after January 28, 2027 if the Closing Level of the Reference Asset is at or above its Call Threshold (100.00% of its Initial Value)

►	If the Notes are not called and the Reference Asset declines by more than 40.00%, there is full exposure to declines in the Reference Asset, and you will lose all or a portion of your Principal Amount.

►	Term: 5 years, if not called

►	All payments on the Notes are subject to the credit risk of Marex Group Limited (“Marex”)

Application has been made for the Autocallable Contingent Income Barrier Notes (the “Notes”) offered hereunder to be admitted to listing and trading on the Vienna Multilateral Trading Facility (“Vienna MTF”) of the Vienna Stock Exchange. The Vienna MTF is not a regulated market as defined by Directive 2014/65/EU (as amended, “MiFID II”). It is, however, a multilateral trading facility (MTF) for purposes of MiFID II.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document or the accompanying prospectus, prospectus supplement or underlying supplement. Any representation to the contrary is a criminal offense.

Any offering of the Notes will be made pursuant to Article 1(4) of Regulation (EU) 2017/1129 (as amended), including as it forms part of domestic law of the United Kingdom. Accordingly, no prospectus is required to be published in connection with such offering of the Notes in any member state of the European Economic Area (the "EEA") or the United Kingdom (the "UK"). See page ii of the accompanying prospectus supplement for further restrictions on offers and sales of the Notes in the EEA and the UK.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-8 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying underlying supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $860.00 and $910.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Summary—Estimated Initial Value” on page PS-4 and “Risk Factors” beginning on page PS-8 of this document for additional information.

	Price to Public	Underwriting Discount (1)	Proceeds to Issuer
Per Note	$1,000.00
Total
(1)	Marex Capital Markets Inc. (“MCMI”), an affiliate of ours, will act as the agent for the sale of the Notes. MCMI will purchase the Notes from us at an underwriting discount of up to $10.00 per $1,000 Principal Amount for distribution to other registered broker-dealers or will offer the Notes directly to investors. MCMI will use the underwriting discount to pay selling concessions or fees (including custodial or clearing fees) to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-22 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Marex Capital Markets

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in the underlying supplement, the prospectus supplement and the prospectus. See “General” in this document.

Issuer:	Marex Group Limited

Principal Amount:	$1,000 per Note

Reference Asset:	The MerQube US Large-Cap Vol Advantage Index (Bloomberg symbol: MQUSLVA)

Trade Date:	July 28, 2026

Pricing Date:	July 28, 2026

Original Issue Date:	July 31, 2026

Final Valuation Date:	July 28, 2031, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying underlying supplement.

Maturity Date:	3 business days after the Final Valuation Date, expected to be July 31, 2031. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying underlying supplement.

Call Feature:	If the Closing Level of the Reference Asset is at or above its Call Threshold on any Call Observation Date, the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.

Call Threshold:	100.00% of the Initial Value.

Contingent Coupon:

If the Closing Level of the Reference Asset is greater than or equal to the Coupon Trigger on a Coupon Determination Date, you will receive the Contingent Coupon of $39.25 per $1,000 Principal Amount on the applicable Coupon Payment Date.

If the Closing Level of the Reference Asset is less than the Coupon Trigger on a Coupon Determination Date, the Contingent Coupon applicable to such Coupon Determination Date will not be payable to you on the relevant Coupon Payment Date.

You may not receive any Contingent Coupon payments over the term of the Notes.

Contingent Coupon Rate:	3.925% per quarter (equivalent to 15.70% per annum)

Coupon Trigger:	60.00% of the Initial Value.

Barrier Value:	60.00% of the Initial Value.

Payment at Maturity:

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■  If the Reference Return is greater than or equal to -40.00%:

$1,000 + final Contingent Coupon.

■  If the Reference Return is less than -40.00%:

$1,000 + ($1,000 × Reference Return).

If the Notes are not called and the Final Value of the Reference Asset is less than its Barrier Value, you will lose up to 100% of the Principal Amount. Even with any Contingent Coupons, your return on the Notes may be negative in this case.

Coupon Determination Dates and Coupon Payment Dates:	Coupon Determination Dates		Coupon Payment Dates
	October 28, 2026		November 2, 2026
	January 28, 2027	*	February 2, 2027	**
	April 28, 2027	*	May 3, 2027	**

July 28, 2027	*	August 2, 2027	**
October 28, 2027	*	November 2, 2027	**
January 28, 2028	*	February 2, 2028	**
April 28, 2028	*	May 3, 2028	**
July 28, 2028	*	August 2, 2028	**
October 30, 2028	*	November 2, 2028	**
January 29, 2029	*	February 1, 2029	**
April 30, 2029	*	May 3, 2029	**
July 30, 2029	*	August 2, 2029	**
October 29, 2029	*	November 1, 2029	**
January 28, 2030	*	January 31, 2030	**
April 29, 2030	*	May 2, 2030	**
July 29, 2030	*	August 1, 2030	**
October 28, 2030	*	October 31, 2030	**
January 28, 2031	*	January 31, 2031	**
April 28, 2031	*	May 1, 2031	**
July 28, 2031 (the Final Valuation Date)		July 31, 2031 (the Maturity Date)

*These Coupon Determination Dates are also Call Observation Dates

**These Coupon Payment Dates are also Call Payment Dates

Each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” and “Additional Terms of the Notes—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying underlying supplement.

Call Observation Dates:	The applicable Coupon Determination Dates on or after January 28, 2027, as indicated above.

Call Payment Dates:	The applicable Coupon Payment Dates on or after February 2, 2027, as indicated above.

Reference Return:	The quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value

Initial Value:	The Closing Level of the Reference Asset on the Pricing Date.

Final Value:	The Closing Level of the Reference Asset on the Final Valuation Date.

CUSIP/ISIN:	56653C2A2 / US56653C2A28

Form of Notes:	Book-Entry

Listing:	Application has been made for the Notes to be admitted to listing and trading on the Vienna MTF, a multilateral trading facility operated by the Vienna Stock Exchange.

Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this document relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

Calculation Agent:	Marex Financial, one of our affiliates

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of Marex. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated July 6, 2026 (the “prospectus”), the prospectus supplement dated July 6, 2026 (the “prospectus supplement”) and the Equity Index Underlying Supplement dated July 6, 2026 (the “underlying supplement”). If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or underlying supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-8 of this document, page S-1 of the prospectus supplement and page S-1 of the underlying supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “Marex”, “we”, “us” and “our” are to Marex Group Limited. Certain terms used but not defined herein will have the meanings set forth in the underlying supplement, the prospectus supplement or the prospectus.

You may access the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

🞂	The underlying supplement at: https://www.sec.gov/Archives/edgar/data/1997464/000119312526295601/d149086d424b2.htm

🞂	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/1997464/000119312526295582/d135207d424b2.htm

🞂	The prospectus at: https://www.sec.gov/Archives/edgar/data/1997464/000119312526295577/d124247d424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying MCMI. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

PAYMENTS ON THE NOTES

Call Feature

If the Closing Level of the Reference Asset is at or above its Call Threshold on any Call Observation Date, the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.

Contingent Coupon

We will pay a quarterly Contingent Coupon payment on a Coupon Payment Date if the Closing Level of the Reference Asset on the applicable Coupon Determination Date is greater than or equal to its Coupon Trigger. Otherwise, no coupon will be paid on such Coupon Payment Date. For information regarding the record dates applicable to the Contingent Coupons payable on the Notes, see “Additional Terms of Notes—Certain Definitions—Record Date” on page S-52 of the accompanying underlying supplement. The Contingent Coupon Rate will be 15.70% per annum (or $39.25 per $1,000 Principal Amount per quarter, if payable).

Payment at Maturity

Unless the Notes are automatically called, on the Maturity Date and for each $1,000 Principal Amount, you will receive a cash payment determined as follows:

■        If the Reference Return is greater than or equal to -40.00%:

$1,000 + final Contingent Coupon

■        If the Reference Return is less than -40.00%:

$1,000 + ($1,000 × Reference Return).

If the Notes are not automatically called and the Final Value of the Reference Asset is less than its Barrier Value, you will not receive the final Contingent Coupon, and will lose up to 100% of the Principal Amount. Even with any Contingent Coupons received prior to maturity, your return on the Notes may be negative in this case.

INVESTOR SUITABILITY

The Notes may be suitable for you if:

🞂	You are a retail investor outside the EEA and the UK or an institutional buyer (for restrictions on offers or sales to retail investors in the EEA and the UK, please see page ii of the accompanying prospectus supplement).

🞂	You are an investor with the competence (either independently or with the support of a financial advisor) to assess the suitability of this investment based on your individual circumstances.

🞂	You have the necessary knowledge and/or experience with structured products and are prepared to accept the corresponding risks.

🞂	You believe that the Closing Level of the Reference Asset will be at or above its Coupon Trigger on most or all of the Coupon Determination Dates, and the Final Value of the Reference Asset will be at or above its Barrier Value.

🞂	You seek a quarterly Contingent Coupon, based on the performance of the Reference Asset, that will be paid at the Contingent Coupon Rate of 15.70% per annum if the Closing Level of the Reference Asset is greater than or equal to its Coupon Trigger on the applicable Coupon Determination Date.

🞂	You are willing to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons payable on the Notes.

🞂	You do not seek an investment that provides an opportunity to participate in the appreciation of the Reference Asset.

🞂	You are willing to make an investment that is exposed to the potential downside performance of the Reference Asset on a 1-to-1 basis if the Notes are not called and the Reference Return is less than -40.00%.

🞂	You are willing to lose up to 100% of the Principal Amount.

🞂	You are willing to hold the Notes which will be automatically called on any Call Observation Date on which the Closing Level of the Reference Asset is at or above the Call Threshold, or you are otherwise willing to hold the Notes to maturity.

🞂	You are willing to forgo guaranteed interest payments on the Notes, and the dividends or other distributions paid on the stocks included in the Reference Asset.

🞂	You do not seek an investment for which there will be an active secondary market.

🞂	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by Marex or another issuer with a similar credit rating.

🞂	You are comfortable with the creditworthiness of Marex, as Issuer of the Notes.

The Notes may not be suitable for you if:

🞂	You are a retail investor in the EEA or the UK (for restrictions on offers or sales to retail investors in the EEA and the UK, please see page ii of the accompanying prospectus supplement).

🞂	You are an investor without the competence (either independently or with the support of a financial advisor) to assess the suitability of this investment based on your individual circumstances.

🞂	You do not have the necessary knowledge and/or experience with structured products and are not prepared to accept the corresponding risks.

🞂	You believe that the Closing Level of the Reference Asset will be below its Coupon Trigger on most or all the Coupon Determination Dates, including the Final Valuation Date, and the Final Value of the Reference Asset will be below its Barrier Value.

🞂	You believe that the Contingent Coupon, if any, will not provide you with your desired return.

🞂	You are unwilling to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons payable on the Notes.

🞂	You seek an investment that provides an opportunity to participate in the appreciation of the Reference Asset.

🞂	You are unwilling to make an investment that is exposed to the potential downside performance of the Reference Asset on a 1-to-1 basis if the Notes are not called and the Reference Return is less than -40.00%.

🞂	You seek an investment that provides full return of principal at maturity.

🞂	You are unable or unwilling to hold Notes that will be automatically called on any Call Observation Date on which the Closing Level of the Reference Asset is at or above the Call Threshold, or you are otherwise unable or unwilling to hold the Notes to maturity.

🞂	You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the stocks included in the Reference Asset.

🞂	You seek an investment for which there will be an active secondary market.

🞂	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by Marex or another issuer with a similar credit rating.

🞂	You are not willing or are unable to assume the credit risk associated with Marex, as Issuer of the Notes.

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying underlying supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement and underlying supplement. In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and underlying supplement including the explanation of risks relating to the Notes described in the following sections:

🞂	“—Risks Related to Note Issuances” in the prospectus supplement; and

🞂	“—General risks related to an Index” in the underlying supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

The Notes do not guarantee any return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not called and the Final Value of the Reference Asset is less than its Barrier Value. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount and you will lose 1% for each 1% that the Reference Return is less than 0.00%. You may lose up to 100% of your investment at maturity. Even with any Contingent Coupons received prior to maturity, your return on the Notes may be negative in this case.

The Notes may be called prior to the Maturity Date.

If the Notes are called early, the holding period over which you may receive coupon payments could be as little as approximately 6 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are called prior to the Maturity Date.

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on the Notes. If the Closing Level of the Reference Asset on a Coupon Determination Date is less than its Coupon Trigger, we will not pay you the Contingent Coupon applicable to that Coupon Determination Date. If on each of the Coupon Determination Dates, the Closing Level of the Reference Asset is less than its Coupon Trigger, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, the Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on the Notes.

Your return on the Notes is limited to the Principal Amount plus the Contingent Coupons, if any, regardless of any appreciation in the value of the Reference Asset.

Whether the Notes are called or at maturity, the total payments on the Notes will not exceed the Principal Amount plus any Contingent Coupons, regardless of any appreciation in the value of the Reference Asset, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Reference Asset during the term of the Notes.

Higher Contingent Coupon Rates or lower Barrier Values are generally associated with a Reference Asset with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the value of a Reference Asset. The greater the expected volatility with respect to a Reference Asset on the Trade Date, the higher the expectation as of the Trade Date that the value of the Reference Asset could close below the Coupon Trigger on a Coupon Determination Date or the Barrier Value on the Final Valuation Date, indicating a higher expected risk of non-payment of Contingent Coupons or loss on the Notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Barrier Value, a lower Coupon Trigger or a higher Contingent Coupon Rate) than for similar securities linked to the performance of a Reference Asset with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Barrier Value may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of the Reference Asset can change significantly over the term of the Notes. The value of the Reference Asset for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Reference Asset and the potential to lose some or all of your principal at maturity while not receiving any Contingent Coupons during the term of the Notes.

The amount payable on the Notes is not linked to the values of the Reference Asset at any time other than the Coupon Determination Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Closing Levels of the Reference Asset on the Coupon Determination Dates, including the Final Valuation Date, each subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of the Reference Asset is greater than or equal to its Coupon Trigger during the term of the Notes other than on a Coupon Determination Date but then decreases on a Coupon Determination Date to a value that is less than its Coupon Trigger, the Contingent Coupon will not be payable for the relevant quarterly period. Similarly, if the Notes are not called, even if the value of the Reference Asset is greater than or equal to its Barrier Value during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that is less than its Barrier Value, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the value of the Reference Asset prior to such decrease. Although the actual value of the Reference Asset on the Maturity Date or at other times during the term of the Notes may be higher than its value on the Coupon Determination Dates, whether each Contingent Coupon will be payable and the Payment at Maturity will be based solely on the Closing Level of the Reference Asset on the applicable Coupon Determination Dates.

Risks Relating to the Reference Asset

The strategy tracked by the Reference Asset and the views implicit in the Reference Asset are not guaranteed to succeed.

The strategy tracked by the Reference Asset is not guaranteed to be successful. It is impossible to predict whether and the extent to which the Reference Asset or the underlying position in the E-mini® S&P 500® futures (such position, the “SPX Futures Position”, linked to the S&P 500® Index, the “SPX”) will yield positive or negative results. You should seek your own advice as necessary to assess the Reference Asset and its strategy.

The Reference Asset attempts to provide a dynamic rules-based exposure to the SPX Futures Position while targeting a pre-defined level of implied volatility, net of a daily deduction. The Reference Asset adjusts its exposure to the SPX Futures Position weekly, based on the implied volatility of the State Street® SPDR® S&P 500® ETF Trust (the “SPY”). By seeking to maintain a predetermined level of volatility, the Reference Asset may underperform an alternative strategy that seeks to maintain a higher or lower volatility or an alternative strategy that does not seek to maintain a set level of volatility. In addition, the volatility control mechanism includes a maximum limit on exposure to the SPX Futures Position, regardless of whether the observed implied volatility of the SPY or SPX Futures Position, adjusted for exposure, corresponds with the targeted volatility. Additionally, the adjustments to the exposure of the Reference Asset to the SPX Futures Position occur on a weekly basis, meaning that an observed change in volatility will not be immediately reflected and the Reference Asset’s exposure may not be reduced quickly enough to avoid negative performance or increased quickly enough to capture positive performance. These provisions may limit the ability of the Reference Asset to adjust to market conditions with sufficient speed during periods of excessive changes in volatility or to participate in favorable performance of the SPX and/or the SPX Futures Position and may cause the Reference Asset to underperform another strategy that is not subject to these or similar conditions. The Reference Asset includes a decrement feature, which reduces the performance of the Reference Asset in all cases, whether the SPX Futures Position appreciates or depreciates.

It is impossible to predict and list all factors and events that may impact the Reference Asset and SPX Futures Position, positively or negatively. Conditions in particular markets, as well as overall market and macroeconomic conditions and other events and circumstances, may affect the Reference Asset, the SPX and the SPX Futures Position in unanticipated ways, which could adversely affect the Reference Asset performance and, therefore, your return on any investment linked to the Reference Asset. Certain disruption or extraordinary events may also require the applicable Index Sponsor to adjust or terminate the Reference Asset , which could adversely affect the Reference Asset’s performance and the return on any investment linked to the Reference Asset.

No assurance can be given that the investment strategy on which the Reference Asset or SPX Futures Position is based will be successful or that the Reference Asset or SPX Futures Position will outperform any alternative strategy that might be employed in respect of the SPX Futures Position or the SPX.

The Reference Asset may underperform the SPX Futures Position and/or the SPX, and the SPX Futures Position may underperform the SPX.

The Reference Asset is intended to provide volatility-adjusted exposure to the SPX Futures Position net of a daily decrement deduction. The SPX Futures Position consists of a “rolling” position in a selection of E-Mini® S&P 500® futures contracts (the “SPX Futures”). The Reference Asset increases its exposure to the SPX Futures Position when the implied volatility of the SPY is lower and decreases exposure to the SPX Futures Position when the implied volatility of the SPY is higher. The underlying investment thesis, which may or may not prove to be accurate, is that decreasing exposure to the SPX Futures Position during periods of increased volatility of the SPY will limit the Reference Asset’s participation in rapid downturns. However, decreasing exposure to the SPX Futures Position during periods of increased volatility will also limit the Reference Asset’s participation in any rapid growth. There can be no assurance that the Reference Asset’s investment thesis will prove correct or that the Reference Asset will effectively implement its investment thesis. Additionally, because of the embedded deductions, the Reference Asset will underperform the SPX Futures Position, adjusted for exposure, and the SPX Futures Position may underperform the SPX.

The SPX Futures Position represents a rolling futures position.

The SPX Futures Position is based on a “rolling” futures position on the SPX. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, equity futures contracts such as the SPX Futures normally specify a certain date for cash settlement of the underlying equity index contract. As the exchange-traded futures contracts tracked by the SPX Position approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in June may specify a September expiration. As time passes, the contract expiring in September is replaced with a contract for delivery in December. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the December contract would take place at a price that is higher than the price of the September contract, thereby creating a negative “roll yield.” Contango could adversely affect the level of the SPX Position, which in turn would affect the value of the Reference Asset.

The decrement will reduce the performance of the Reference Asset.

The Reference Asset includes a decrement feature, whereby a decrement based on a per annum rate of 6% is deducted daily as part of the calculation of the Reference Asset level. The SPX Futures Position, adjusted for exposure, must increase by an amount sufficient to offset the decrement in order for the Reference Asset to display a positive return, and, even when the SPX Futures Position performs positively, the decrement will reduce the performance of the Reference Asset. Accordingly, the level of the Reference Asset may decline even if the level of the SPX Futures Position increases or the SPX appreciates. The decrement will adversely affect the performance of the Reference Asset in all cases, whether the SPX Futures Position performs positively or negatively.

The Reference Asset is an “excess return” index that does not reflect “total returns.”

The Reference Asset is an excess return index that does not reflect total returns. Generally, the return from investing in futures contracts derives from three sources: (a) the “price return,” which refers to changes in the price of the relevant futures contracts; (b) the “roll return,” which refers to the profit or loss realized when rolling the relevant futures contracts; and (c) the “collateral return,” which refers to the interest (if any) earned on the cash deposited as collateral for the purchase of the relevant futures contracts.

The Reference Asset measures the returns accrued from a hypothetical investment in uncollateralized futures contracts (i.e., the sum of the price return and the roll return associated with an investment in the SPX Futures). By contrast, a total return index, in addition to reflecting the price return and the roll return, would also reflect interest that could be earned on funds committed to the trading of the SPX Futures (i.e., the collateral return associated with an investment in the SPX Futures). Therefore, an investment in an instrument linked to the Reference Asset reflects “excess returns” only and does not reflect “total returns,” and may underperform as compared to a similar investment linked to another total return index linked to SPX Futures.

The Reference Asset is subject to risks associated with significant leverage.

The Reference Asset uses a volatility-control mechanism to achieve its target volatility, which may involve the use of significant leverage. The volatility control mechanism adjusts the “exposure” of the Reference Asset to the SPX Futures Position. At times, the exposure can be as high as 500%, meaning that a 1% daily decrease in the SPX Futures Position will be reflected as a 5% daily decrease in the level of the Reference Asset, before accounting for the daily decrement which will further diminish the performance of the Reference Asset. When the Reference Asset employs leveraged exposure in this way, any decline (including any deduction related to the “excess return” construct) in the SPX Futures Position will be magnified, resulting in accelerated losses.

The Reference Asset may be significantly uninvested in the SPX Futures Position.

The Reference Asset’s exposure to the SPX Futures Position may be less than 100% if the implied volatility of the SPY is above 35% as of the applicable weekly rebalancing. If the Reference Asset’s exposure to the SPX Futures Position is less than 100%, the Reference Asset will not be fully “invested”, and any uninvested portion will earn no return. The Reference Asset may be significantly uninvested on any given day and will realize only a portion of any gains due to increases in the level of the SPX Futures Position on any such day. The 6.0% per annum decrement is deducted daily, even when the Reference Asset is not fully invested.

The volatility control mechanism may negatively impact the performance of the Reference Asset. The Reference Asset employs a rules-based volatility control mechanism that aims to control volatility close to a pre-defined target level. By seeking to maintain a predetermined level of implied volatility, the Reference Asset may underperform an alternative strategy that seeks to maintain a higher or lower volatility or an alternative strategy that does not seek to maintain a level of volatility. The volatility control mechanisms also include limits on maximum exposure, regardless of the observed volatility. These provisions may limit the ability to adjust to market conditions or to participate in favorable performance of the SPX Futures Position or SPY and, accordingly, may cause the Reference Asset to underperform another strategy that is not subject to these or similar conditions.

The Reference Asset may not approximate its target volatility.

The Reference Asset seeks to maintain a target volatility by dynamically adjusting its exposure to the SPX Futures Position on a weekly basis, subject to a maximum exposure of 500% and a minimum exposure of 0%. These adjustments are made based on the implied volatility of the SPY. There is no guarantee that such measures will be an accurate representation of future volatility. The volatility of a portfolio on any day may change quickly and unexpectedly. If the volatility of the SPY changes rapidly from day-to-day, the Reference Asset will not match such changes in volatility, since the exposure of the Reference Asset is only adjusted weekly. Further, there can be no assurance that the volatility control mechanism employed by the Reference Asset will be the most effective way to accurately assess volatility or to predict patterns of volatility. There can be no assurance that the Reference Asset will achieve its target volatility.

Implied volatility may not be an accurate indicator of future volatility.

The Reference Asset seeks to take on a defined degree of expected risk by allocating exposure to the SPX Futures Position based on the volatility control mechanism. The Reference Asset measures the expected risk of its portfolio based on implied volatility, which is calculated over the course of a pre-determined time window near the end of each weekly trading session. There can be no assurance that the implied volatility measured during this pre-determined time window will be indicative of future volatility of the portfolio or of volatility at any other time. In addition, other potential measures of volatility, such as historical volatility, may be a more accurate measure of volatility than implied volatility. As a result, the measure of expected risk used by the Reference Asset may be less accurate than other measures that could have been used.

The Reference Asset may be adversely affected by a “volatility drag” effect.

If the Reference Asset is not consistently successful in increasing exposure to the SPX Futures Position in advance of increases in the value of the SPX Futures Position and reducing exposure to the SPX Futures Position in advance of declines in the value of the SPX Futures Position, then the Reference Asset is also expected to be subject to a “volatility drag” effect, which will exacerbate the decline that results from having highly leveraged exposure to the declines in the value of the SPX Futures Position. The decay effect would result from the fact that the Reference Asset resets its leveraged exposure to the SPX Futures Position on a weekly basis, and would manifest any time the level of the SPX Futures Position moves in one direction prior to a reset and another following the reset. The decay effect would result because resetting leverage after an increase but in advance of a decline would cause an Index to have increased exposure to that decline, and resetting leverage following a decline but in advance of an increase would cause an Index to have decreased exposure to that increase. The more this fact pattern repeats, the lower the performance of the Reference Asset would be relative to the performance of the SPX Futures Position.

There can be no guarantee that the method by which implied volatility is determined will be effective and you should undertake your own investigation into the method by which implied volatility is calculated for the Reference Asset.

The volatility measure referenced in the calculation of the Reference Asset is determined based on the implied volatility of the SPY, calculated based on the prices of listed options on the SPY with a one week expiration. Further details on the method of calculating implied volatility for the Reference Asset are publicly available, and you should undertake your own investigation into the method by which implied volatility is calculated or any assumptions on which this methodology may be based. There can be no guarantee that the method by which implied volatility is determined for purposes of calculating the Reference Asset will be effective or achieve the intended results. Alternative methods of calculating volatility could produce more effective results.

The Reference Asset was recently launched and has limited operating history.

The Reference Asset was launched on February 11, 2022 and therefore has limited historical performance. As a result, limited actual historical performance information is available for you to consider in making an independent investigation of the Reference Asset which may make it more difficult for you to evaluate the historical performance of the Reference Asset and make an informed investment decision than would be the case if the Reference Asset had a longer history.

Historical performance of the Reference Asset should not be taken as an indication of the future performance of the Reference Asset.

The actual performance of the Reference Asset over the term of the Notes, as well as the amount payable at maturity, may bear little relation to the historical performance of the Reference Asset or its hypothetical, back-tested historical performance prior to its launch date. As a result, it is impossible to predict whether the level of the Reference Asset will rise or fall.

Hypothetical back-tested performance prior to the launch of the Reference Asset refers to simulated performance data created by applying its calculation methodology to historical or simulated levels of the SPX Futures Position (which itself is based on applying the SPX Futures Position’s calculation methodology to historical or simulated levels of the SPX Futures), SPY and other market measures. Such simulated performance data has been produced by the retroactive application of a back-tested methodology in hindsight, that is, with the benefit of being able to evaluate how the Reference Asset methodology would have caused the Reference Asset to perform had it existed during the hypothetical back-test period. It is impossible to predict whether the Reference Asset will rise or fall. Accordingly, the actual performance of the Reference Asset may differ significantly from the back-tested information, and if the Reference Asset is shown to have generally appreciated over the hypothetical back-test period, that may not therefore be an accurate or reliable indication of any fundamental aspect of the Reference Asset methodology.

Moreover, prior to April 13, 2023, the Reference Asset applied a different methodology for the calculation of the implied volatility of the SPY, where official settlement prices of Eurodollar futures, which referenced the 3-month USD LIBOR rate, were referenced instead of the official settlement prices of SOFR 3-month futures. The calculation of the Reference Asset that is applied after April 13, 2023 involves different calculations as compared to the prior methodology of the Reference Asset that referenced the 3-month USD LIBOR rate. Since the levels of the Reference Asset prior to April 13, 2023 were calculated using a different methodology, the current methodology was not applied to the calculation of such levels and those prior levels do not reflect the levels that would have resulted had the current methodology of the Reference Asset been applied. Such results are therefore neither an indicator nor a guarantor of future results of the application of the current methodology of the Reference Asset.

The hypothetical back-tested performance of the Reference Asset prior to February 11, 2022 cannot fully reflect the actual results that would have occurred had the Reference Asset actually been calculated during that period and should not be relied upon as an indication of the Reference Asset’s future performance. In addition, the historical performance of the Reference Asset prior to April 13, 2023 does not reflect the application of the current methodology of the Reference Asset and should not be relied upon as an indication of the Reference Asset’s future performance. A longer history of actual performance could be helpful in providing more reliable information on which to assess the Reference Asset.

MerQube sponsors, administers, calculates and publishes the Reference Asset.

MerQube, which collectively refers to MerQube Inc, MerQube UK Limited and any of their respective subsidiaries and affiliates, sponsors, administers and calculates the Reference Asset. MerQube have the authority to determine whether certain events affecting the Reference Asset have occurred including, but not limited to, events affecting the measures referenced in the calculation of the indices. Potential investors in the Notes should be aware that any determination or calculation made by MerQube may affect the level of the Reference Asset and, as appropriate, the performance of any instruments linked to the performance of the Reference Asset, including the Notes. MerQube has no obligation to consider the interest of investors in any such instruments, including the Notes, when making any determination or calculation. Determinations of calculations by MerQube may negatively impact your return on the Notes.

We have no affiliation with the sponsor of the Reference Asset and will not be responsible for the Reference Asset sponsor's actions.

The sponsor of the Reference Asset (the “Reference Sponsor”) is not our affiliate and will not be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of the Reference Sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The Reference Sponsor may consult with market participants before taking any action with respect to the Reference Asset, and these market participants may include parties with whom we have entered into hedging arrangements with respect to the Notes. None of these parties have any obligation of any sort with respect to the Notes. Thus, neither the Reference Sponsor nor any other market participant, including any hedging counterparty, has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes. None of our proceeds from the issuance of the Notes will be delivered to the Reference Sponsor.

General Risk Factors

The Notes are subject to our credit risk.

Marex may partially or wholly fail to meet their obligations under the Notes. Investors should therefore take the creditworthiness of Marex and its subsidiaries into account in their investment decision. Credit risk means the risk of insolvency or illiquidity of an issuer, i.e. a potential, temporary or final inability to fulfil their interest and repayment obligations on time. An increased insolvency risk is typical of issuers that have a low creditworthiness. The payment of any amount due on the Notes is subject to the credit risk of Marex. The Notes are senior unsecured debt obligations of Marex, and are not, either directly or indirectly, an obligation of any third party. Investors are dependent on Marex’s ability to pay all amounts due on the Notes, and therefore investors are subject to the credit risk of the Marex and to changes in the market’s view of its creditworthiness.

The Notes are not bank deposits and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation, the UK Financial Services Compensation Scheme or any other government or governmental or private agency or deposit protection scheme in any jurisdiction. Investors are dependent on Marex’s ability to pay all amounts due on the Notes, and therefore investors are subject to Marex’s credit risk and to changes in the market’s view of the Marex’s creditworthiness. The payment of any amount due on the Notes is not guaranteed by any entity.

The Notes are not insured against loss by any third parties; you can depend only on our earnings and assets for payment and interest, if any, on the Notes.

The Notes will be solely our obligations, and no other entity will have any obligation, contingent or otherwise, to make any payments in respect of the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs will be used or retained by us or one of our affiliates, except for underwriting discounts paid to unaffiliated distributors. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which MCMI may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

Owning the Notes is not the same as a hypothetical direct investment in the Reference Asset, the SPX Futures Position, the SPX Futures, the SPY or the SPX or a security directly linked to the Reference Asset, the SPX Futures Position, the SPX Futures, the SPY or the SPX.

The return on your Notes will not reflect the return you would realize if you made a hypothetical direct investment in the Reference Asset, the SPX Futures Position, the SPX Futures Position, the SPX Futures, the SPY, SPX or the underlying securities of the SPX or a security directly linked to the performance of the Reference Asset, the SPX Futures Position, the SPX Futures, the SPY, SPX or the underlying securities of the SPX and held that investment for a similar period. Your Notes may trade quite differently from the Reference Asset, the SPX Futures Position, the SPX Futures, the SPY or the underlying securities of the SPX. Changes in the level of the Reference Asset, the SPX Futures Position or the SPX, or changes in the prices of SPX Futures, the SPY or the underlying securities of the SPX, may not result in comparable changes in the market value of your Notes. Even if the level of the Reference Asset, the SPX Futures Position or the SPX or the prices of SPX Futures, the SPY or the underlying securities of the SPX increases during the term of the Notes, the market value of the Notes prior to maturity may not increase to the same extent. It is also possible for the market value of the Notes to decrease while the level of the Reference Asset, the SPX Futures Position or the SPX or the prices of SPX Futures, the SPY or the underlying securities of the SPX, increases.

You will not have any ownership interest in, and will have no right to receive, any securities referenced by the Reference Asset or the SPX Futures Position, nor shares of the SPY or any company included in the SPX, at maturity.

As a holder of the Notes, you will not have any ownership interest in any securities held or referenced by the Reference Asset or the SPX Futures Position or of any shares of the SPY or any company included in the SPX, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on any securities held or referenced by the Reference Asset or the SPX Futures Position or of any shares of the SPY or any company included in the SPX, the Notes may underperform an investment in the securities held or referenced by the Reference Asset or the SPX Futures Position or of any shares of the SPY or any company included in the SPX.

The Notes lack liquidity.

The Notes are a new issue of securities for which there is no established market. Although we will apply for the Notes to be listed for trading on the Vienna MTF, we cannot provide you with any assurance regarding whether the Notes will become or remain listed or whether a trading market for the Notes will develop or as to the liquidity or sustainability of any such market, the ability of holders of the Notes to sell their Notes or the price at which holders may be able to sell their Notes. The listing application will be subject to approval by the Vienna Stock Exchange. There can be no assurance that application for listing and admission to trading will be granted or than an active trading market in the Notes will develop. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the Notes at any time. In addition, MCMI is not required to offer to purchase the Notes in the secondary market. Even if a secondary market were to develop, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which MCMI is willing to buy the Notes.

Potential conflicts of interest may exist.

Marex and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes or contracting with a third-party to hedge our obligations under the Notes. Following the occurrence of certain events – relating to the Issuer, the Issuer's hedging arrangements, the Reference Asset, taxation, the relevant currency or other matters – outside of the Issuer's control, the calculation agent may determine in its discretion to take one of the actions available to it in order to deal with the impact of such event on the Notes or the Issuer or both. These actions may include (i) adjustment to the terms and conditions of the Notes, (ii) substitution of the Reference Asset and/or (iii) early redemption or exercise of the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. Any such discretionary determination by the Issuer or the calculation agent could have a negative impact on the value of the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might adversely affect the value of your Notes. Additionally, we may enter into transactions with a hedging counterparty to offset our obligations under the Notes. Any such hedging counterparty and its affiliates may engage in activities that are adverse to your interests as a holder of the Notes, including the activities described in this paragraph as well as other activities with respect to the Reference Asset. Specifically, we may contract with a hedging party that was involved in the development of the Reference Asset, and our hedging counterparty may continue to engage in activities with respect to the Reference Asset that may be adverse to you.

In addition, Marex or one or more of its affiliates may also engage in trading of SPX Futures, the SPY, securities included in the SPX and/or SPY or on options related to the SPY or SPX on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers.

Any of these activities could adversely affect the level of the Reference Asset and, therefore, the market value of, and the payments on, the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the MQUSLVA, the SPX, SPX Futures, the SPY and/or securities included in the SPX and/or SPY. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and the discussion under “Material Tax Considerations — Material U.S. Federal Income Tax Considerations” in the accompanying prospectus.

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the Final Value relative to the Initial Value. We cannot predict the Closing Level of the Reference Asset on any Coupon Determination Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or return on the Notes. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table and examples below illustrate the Payment at Maturity on a $1,000 investment in the Notes for a hypothetical range of Reference Returns of the Reference Asset from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The potential returns described below assume that the Notes have not been automatically called prior to maturity and are held to maturity, and are calculated excluding any Contingent Coupon payments paid prior to maturity. The following table and examples assume the following:

Principal Amount:	$1,000

Hypothetical Contingent Coupon:	$39.25 (or 3.925% of the Principal Amount, equivalent to 15.70% per annum)

Hypothetical Initial Value :	1,000

Hypothetical Barrier Value:	600 (60% of the Initial Value)

Hypothetical Final Value	Hypothetical Reference Return	Hypothetical Payment at Maturity	Hypothetical Return on the Notes (Excluding Any Contingent Coupons Paid Prior to Maturity)
2,000.00	100.00%	$1,039.25(1)	3.925%
1,750.00	75.00%	$1,039.25	3.925%
1,500.00	50.00%	$1,039.25	3.925%
1,250.00	25.00%	$1,039.25	3.925%
1,000.00(2)	0.00%	$1,039.25	3.925%
900.00	-10.00%	$1,039.25	3.925%
800.00	-20.00%	$1,039.25	3.925%
700.00	-30.00%	$1,039.25	3.925%
600.00(3)	-40.00%	$1,039.25	3.925%
599.00	-40.10%	$599.00	-40.100%
500.00	-50.00%	$500.00	-50.000%
250.00	-75.00%	$250.00	-75.000%
100.00	-90.00%	$100.00	-90.000%
0.00	-100.00%	$0.00	-100.000%

(1)	The Payment at Maturity will not exceed the Principal Amount plus the final Contingent Coupon.

(2)	The hypothetical Initial Value of 1,000 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Initial Value of the Reference Asset.

(3)	This is the hypothetical Barrier Value.

The following examples indicate how the Payment at Maturity would be calculated with respect to a hypothetical $1,000 investment in the Notes assuming that the Notes have not been automatically called prior to maturity and are held to maturity.

Example 1: The Reference Return Is 50.00%.

Because the Final Value is greater than or equal to the Barrier Value, the Payment at Maturity would be $1,039.25 per $1,000 Principal Amount, calculated as follows:

$1,000 + final Contingent Coupon

= $1,000 + ($1,000 × 3.925%)

= $1,039.25

Example 1 shows that the Payment at Maturity will be fixed at the Principal Amount plus the final Contingent Coupon when the Final Value is at or above the Barrier Value, regardless of the extent to which the value of the Reference Asset increases.

Example 2: The Reference Return Is -10.00%.

Because the Final Value is greater than or equal to the Barrier Value, the Payment at Maturity would be $1,039.25 per $1,000 Principal Amount, calculated as follows:

$1,000 + final Contingent Coupon

= $1,000 + ($1,000 × 3.925%)

= $1,039.25

Example 2 shows that the Payment at Maturity will equal the Principal Amount plus the final Contingent Coupon when the Final Value is at or above the Barrier Value, although the value of the Reference Asset has decreased moderately.

Example 3: The Reference Return Is -75.00%.

Because the Final Value is less than the Barrier Value, the Payment at Maturity would be $250.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return)

= $1,000 + ($1,000 × -75.00%)

= $250.00

Example 3 shows that you are exposed on a 1-to-1 basis to any decrease in the value of the Reference Asset from the Initial Value if the Final Value is less than the Barrier Value. You may lose up to 100% of your Principal Amount at maturity. Even with any Contingent Coupon payments, the return on the Notes could be negative.

These examples illustrate that you will not participate in any appreciation of the Reference Asset, but will be fully exposed to a decrease in the Reference Asset if the Notes are not called and the Final Value is less than the Barrier Value.

DESCRIPTION OF THE REFERENCE ASSET

The Reference Asset is the MerQube US Large-Cap Vol Advantage Index (the “MQUSLVA”), which attempts to provide a dynamic rules-based exposure to a rolling futures position based on E-mini® S&P 500® futures (such position, the “SPX Futures Position”, linked to the S&P 500® Index, the “SPX”), while targeting a level of 35% (the “Volatility Target”), net of a daily deduction based on a rate of 6% per annum. The MQUSLVA adjusts its exposure to the SPX Futures Position weekly based on the implied volatility of the State Street® SPDR® S&P 500® ETF Trust (the “SPY”). On each weekly rebalance day (each, an “Index Rebalance Day”), the exposure to the SPX Futures Position (the “Leverage Factor”) is set equal to (a) the Volatility Target divided by (b) the one-week implied volatility of the SPY, subject to a maximum exposure of 500% and a minimum exposure of 0%.

The performance of the SPX Futures Position is excess return and represented by the performance of selected E-Mini® S&P 500® futures contracts (the “SPX Futures”). The SPX Futures are excess return, providing exposure to the SPX and embedding a notional financing cost.

The MQUSLVA is sponsored, administered and calculated by MerQube, which collectively refers to MerQube Inc, MerQube UK Limited and any of their respective subsidiaries and affiliates. The MQUSLVA was developed by MerQube in coordination with J.P. Morgan Securities LLC. The MQUSLVA was first calculated on February 11, 2022, and is calculated based on a base date of January 14, 2005. The MQUSLVA is scheduled to be calculated on each day on which the primary exchange, on SPX Futures are listed, is scheduled to open for trading for its regular trading session (such day, an “Index Calculation Day”) and is published on Bloomberg under the ticker “MQUSLVA”.

The SPX Futures Position tracks the official settlement price of a selected futures contract linked to the SPX, subject to a “roll” feature whereby the SPX Futures Position will begin reducing its exposure to the selected futures contract and start allocating that exposure to the next nearby futures contract with a later expiry date. This process of reallocating exposure is referred to as a “roll”.

The full methodology of the MQUSLVA is publicly available online at https://merqube.com/index/MQUSLVA. The foregoing website address is an inactive textual reference only and the contents of such website and the information contained therein are not incorporated into this document.

Calculation of the Level of the MQUSLVA

On each Index Calculation Day that is not a rebalancing day, the level of the MQUSLVA is calculated by adjusting the TWAP level of the MQUSLVA on the immediately preceding rebalancing to reflect (a) the performance of the SPX Futures Position, scaled by the prevailing Leverage Factor (as defined below) determined on the immediately preceding Index Rebalance Day, and (b) the accrual of the 6% per annum daily deduction from the immediately preceding Index Rebalance Day, calculated on the basis of the actual number of calendar days elapsed and a 360 day year (i.e., ACT/360 basis).

On each Index Rebalance Day, a new TWAP level of the MQUSLVA is calculated. The Index Calculation Agent calculates the TWAP level in the same manner as the level of the MQUSLVA is calculated on any non-rebalancing day, provided, however that the performance of the SPX Futures Position is based on the TWAP level as of that day. The Index Calculation Agent will then calculate the level of the MQUSLVA with respect to such day is then based on such TWAP level of the MQUSLVA and the performance of the SPX Futures Position, scaled by the updated Leverage Factor on such day. Expressed as formulas:

On an Index Rebalance Day:

On any Index Calculation Day that is not an Index Rebalance Day:

Where:

=	the level of the MQUSLVA in respect of Index Calculation Day t;

=	the TWAP Level (as defined below) of the MQUSLVA in respect of the Index Rebalance Day immediately preceding Index Calculation Day t;

=	the Leverage Factor in respect of the Index Calculation Day t (calculated as described in greater detail below);

=	the Leverage Factor in respect of the Index Rebalance Day immediately preceding Index Calculation Day t (calculated as described in greater detail below);

=	the settlement level of the SPX Futures Position in respect of Index Calculation Day t (calculated as described in greater detail below);

=	the TWAP Level of the SPX Futures Position in respect of Index Calculation Day t (calculated as described in greater detail below);

=	the TWAP Level of the SPX Futures Position in respect of the Index Rebalance Day immediately preceding Index Calculation Day t (calculated as described in greater detail below);

=	6.0%; and

=	the number of calendar days from the Index Rebalance Day immediately preceding Index Calculation Day t, to Index Calculation Day t.

The Leverage Factor resets weekly on each Index Rebalance Day (subject to the occurrence of any market disruption events) and reflects the degree of participation of the MQUSLVA in the performance of the SPX Futures Position, before the daily decrement is applied. It is calculated based on the implied volatility of the SPY and is subject to a maximum of 500% and a minimum of 0%, as discussed in greater detail below. The Leverage Factor may magnify the MQUSLVA’s exposure to negative performance of the SPX Futures Position or reduce the ability of the MQUSLVA to participate in positive performance of the SPX Futures Position. Similarly, the 6.0% per annum daily deduction will offset any positive performance of the SPX Futures Position and magnify any negative performance of the SPX Futures Position. The Leverage Factor may and the daily deduction will adversely affect the performance of the MQUSLVA.

Additionally, the level of the MQUSLVA is subject to a minimum level of 0 (i.e., the level will never be negative). If the level of the MQUSLVA ever reaches zero, the MQUSLVA will stay at 0 and MerQube’s index committee may, but is not required to, terminate the MQUSLVA.

Calculation of Leverage Factor

The Leverage Factor is calculated once each week on the Index Rebalance Day (typically Friday) based on the quotient of the Volatility Target divided by one-week implied volatility of the SPY, subject to the maximum Leverage Factor of 500% and minimum Leverage Factor of 0%. The implied volatility of the SPY will be calculated based on the value of listed options on SPY as described in greater detail below. Expressed as a formula:

Where:

=	the Leverage Factor in respect of a particular Index Rebalance Day rb;

=	the one week implied volatility of the SPY in respect of Index Rebalance Day rb (calculated as described in greater detail below);

=	35%; and

=	500%.

Calculation of Implied Volatility

Volatility is a measure of the degree of variation in the value of an asset over a period of time. Implied volatility is a method of estimating the market’s expectation of the future volatility of an asset based on the prices of options contracts on that asset. The Leverage Factor is calculated based on the implied volatility of listed options on the SPY with a one week expiration.

Specifically, the Index Calculation Agent will reference out-of-the-money call and put options on the SPY centered around an at-the-money strike price with a scheduled expiry on the immediately following Index Rebalance Day. These options will include (i) put options with strikes at or below the at-the-money strike price, and (ii) call options with strikes at or above the at-the-money strike price. In addition, the Index Calculation Agent adjusts the price of any American-style options that are selected, to approximate a European option price for such option. The at-the-money strike price refers to the “forward price” of the SPY, which is determined based on the current price of the SPY, any expected dividend payments, and the interest rates derived from official closing prices of SOFR 3-month futures.

Prior to April 13, 2023, the official closing prices of Eurodollar futures, which referenced 3-month USD LIBOR rates, were used to calculate the at-the-money strike price.

These calculations are performed as of each Index Rebalance Day with respect to the end of each minute during the period from and including 2:30 p.m. to but excluding 3:00 p.m. (EST) and the one week implied volatility of the SPY is calculated as the arithmetic average of implied volatility levels for the selected weekly options on the SPY, as described above, at the end of each minute during the period. If options data is not available on an Index Rebalance Day during that period, the Index Calculation Agent may use the most recent time period on that day for which options data was available to perform the relevant calculations, if, in the Index Calculation Agent’s discretion, the data from such period is an accurate reflection of the current level of volatility in the market.

Further details on the method by which implied volatility is calculated for the MQUSLVA is publicly available, and you should undertake your own investigation into the method by which implied volatility is calculated or any assumptions on which this methodology may be based. The actual volatility of the MQUSLVA may not correspond with the Target Volatility, particularly during (i) periods of excessive volatility or (ii) periods where there is a significant difference between implied and realized volatility. Because the Leverage Factor is calculated on a weekly basis, it may take multiple days for the Leverage Factor to reflect changes based on the implied volatility of the SPY. The MQUSLVA may underperform an alternative investment that more directly tracks the relevant market volatility or employs an alternative method of calculating volatility. There can be no guarantee that the method by which implied volatility is determined will be effective or achieve the intended results. Alternative methods of calculating volatility could produce more effective results.

Calculation of SPX Futures Position

The SPX Futures Position is designed to track the performance of a “rolling” position in a selection of SPX Futures. Generally, the SPX Futures Position provides exposure SPX Futures with the nearest expiry date (the “Near Futures Contract”). However, when each applicable futures contract nears expiry, the SPX Futures Position will, over a five-day period (the “Roll Period”), begin reducing its exposure to the Near Futures Contract and start allocating that exposure to the next nearby futures contract with a later expiry date (the “Later Futures Contract”). The Roll Period generally begins on the sixth trading day on which the CME is scheduled to be open prior to the last trading day for the Near Futures Contract (each such day, a “Rolling Futures Calculation Day”). This process of reallocating exposure is referred to as a “roll” and each roll will occur in equal increments over the five Rolling Futures Calculation Days in the Roll Period, with one-fifth of the portfolio rolling on each Rolling Futures Calculation Day.

The level of the MQUSLVA references two different levels of the SPX Futures Position: (i) the TWAP Level and (ii the SPX Futures Position based on the official settlement price for SPX Futures (the “Settlement Price Level”). The TWAP Level of the SPX Futures Position is calculated in the same manner as the calculation of the settlement level except that all references to the “official settlement price” of any SPX Futures contract instead refer to the “TWAP price” of such SPX Futures contract. The TWAP price of any SPX Futures contract on a particular day is calculated as a time weighted average price of that SPX Futures contract determined over a 10-minute period beginning at 3:50 PM EST (in the case of a regular trading session) or 12:50 PM EST (in the case of a half-day trading session). We have included a detailed description of the calculation of the Settlement Price Level below. The TWAP Level is calculated in the same manner, provided, however, that references to official settlement prices should instead be read as references to the TWAP as appropriate.

The settlement level of the SPX Futures Position is calculated by multiplying (i) the level of the SPX Futures Position on the immediately preceding Index Calculation Day by (ii) the daily performance of the SPX Futures, which is expressed as a fraction equal to (a) the official settlement price of the SPX Futures on the current Index Calculation Day divided by the official settlement price of the Reference Futures on the immediately preceding Index Calculation Day. Outside the Roll Period, the SPX Futures Position tracks a single SPX Futures contract using a weight of 100%. Expressed as a formula:

Where:

=	the level of the SPX Futures Position on Index Calculation Day t;

=	the level of the SPX Futures Position on the Index Calculation Day immediately preceding Index Calculation Day t;

=	the official settlement price of the Near Futures Contract on Index Calculation Day t; and

=	the official settlement price of the Near Futures Contract on the Index Calculation Day immediately preceding Index Calculation Day t.

During a Roll Period, the weights of the Futures Contracts will correspond to the weights associated with a roll from the Near Futures Contract to the Later Futures Contract, over five days in equal increments. Expressed as a formula:

Where:

=	the level of the SPX Futures Position on Index Calculation Day t;

=	the level of the SPX Futures Position on the Index Calculation Day immediately preceding Index Calculation Day t;

=	the official settlement price of the Near Futures Contract on Index Calculation Day t;

=	the official settlement price of the Near Futures Contract on the Index Calculation Day immediately preceding Index Calculation Day t;

=	the official settlement price of the Later Futures Contract on Index Calculation Day t; and

=	the official settlement price of the Later Futures Contract on the Index Calculation Day immediately preceding Index Calculation Day t.

If a market disruption event occurs during a Roll Period prior to the last Rolling Futures Calculation Day, then that day’s portion of the roll will be postponed to the next Rolling Futures Calculation Day immediately following the disrupted day. If a market disruption event occurs on the last Rolling Futures Calculation Day of a Roll Period, the roll period will be completed on such day and the Index Sponsor will calculate the level of the SPX Futures Position on that day using its good faith estimate.

The SPDR® S&P 500® ETF Trust (“SPY”)

The SPDR® S&P 500® ETF Trust seeks to provide investment results that, before fees and expenses, correspond generally to the performance of the S&P 500® Index. The SPDR® S&P 500® ETF Trust utilizes a “replication” investment approach in attempting to track the performance of the underlying index. The SPDR® S&P 500® ETF Trust typically invests in substantially all of the securities which comprise the underlying index in approximately the same proportions as the underlying index. Shares of the SPDR® S&P 500® ETF Trust are listed on the NYSE Arca under the symbol “SPY.”

The S&P 500® Index

The S&P 500® Index is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

For more information about the S&P 500® Index, see “Index Descriptions—The S&P U.S. Indices” beginning on page S-42 of the accompanying underlying supplement.

Hypothetical and Historical Performance of the Reference Asset

The following graph sets forth the hypothetical back-tested performance of the Reference Asset from July 7, 2021 through February 11, 2022 and the historical performance of the Reference Asset from February 11, 2022 to July 6, 2026. The Reference Asset has been calculated by MerQube only since February 11, 2022. The hypothetical back-tested performance of the Reference Asset set forth in the graph below was calculated using the methodology employed to calculate the Reference Asset since its inception on February 11, 2022.

The hypothetical back-tested Reference Asset data only reflects the application of that methodology in hindsight, since the Reference Asset was not actually calculated and published prior to February 11, 2022. The hypothetical back-tested Reference Asset data cannot completely account for the impact of financial risk in actual trading. There are numerous factors related to the equities markets in general that cannot be, and have not been, accounted for in the hypothetical back-tested Reference Asset data, all of which can affect actual performance. Moreover, prior to April 13, 2023, the Reference Asset applied a different methodology for the calculation of the implied volatility of the SPY, where official settlement prices of Eurodollar futures, which referenced the 3-month USD LIBOR rate, were referenced instead of the official settlement prices of SOFR 3-month futures. The calculation of the Reference Asset that is applied after April 13, 2023 involves different calculations as compared to the prior methodology of the Reference Asset that referenced the 3-month USD LIBOR rate. Since the levels of the Reference Asset prior to April 13, 2023 were calculated using a different methodology, the current methodology was not applied to the calculation of such levels and those prior levels do not reflect the levels that would have resulted had the current methodology of the Reference Asset been applied. Such results are therefore neither an indicator nor a guarantor of future results of the application of the current methodology of the Reference Asset.

Consequently, you should not rely on that data as a reflection of what the actual Reference Asset performance would have been had the Reference Asset been in existence or in forecasting future Reference Asset performance.

The graph above also reflects the actual Reference Asset performance from July 7, 2021 to February 11, 2022 based on information we obtained from Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg. Any hypothetical or actual historical upward or downward trend in the values of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Level of the Reference Asset on any Coupon Determination Date, including the Final Valuation Date.

The hypothetical back-tested performance of the Reference Asset prior to February 11, 2022 cannot fully reflect the actual results that would have occurred had the Reference Asset actually been calculated during that period and should not be relied upon as an indication of the Reference Asset’s future performance. In addition, the historical performance of the Reference Asset prior to April 13, 2023 does not reflect the application of the current methodology of the Reference Asset and should not be relied upon as an indication of the Reference Asset’s future performance. A longer history of actual performance could be helpful in providing more reliable information on which to assess the Reference Asset.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed MCMI, an affiliate of Marex, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, MCMI will purchase the Notes from Marex at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this document relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. MCMI proposes to offer the Notes at the price to public set forth on the cover page of this document. MCMI will use the underwriting discount to pay selling concessions or fees (including custodial or clearing fees) to other registered broker-dealers.

An affiliate of Marex has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes. We or one of our affiliates may pay a fee to one or more broker dealers for providing certain services with respect to this offering, which may reduce the economic terms of the Notes to you.

In addition, MCMI or another of our affiliates or agents may use the pricing supplement to which this document relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The U.S. federal income tax consequences of each holder’s investment in the Notes are uncertain. There are no Treasury Regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. By purchasing the Notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each Note as a contingent income-bearing pre-paid executory contract for U.S. federal income tax purposes. In the opinion of our counsel, Mayer Brown LLP, it would generally be reasonable to treat the Notes as contingent income-bearing pre-paid executory contracts in respect of the Reference Asset for U.S. federal income tax purposes. Pursuant to such treatment, any Contingent Coupon that is paid by us (including on the Maturity Date or Call Payment Date) should be included in a U.S. Holder’s income as ordinary income at the time accrued or received in accordance with such holder’s normal method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any Contingent Coupon, a U.S. Holder should generally recognize capital gain or loss upon redemption, sale or maturity or other taxable disposition of such holder’s Notes in an amount equal to the difference between the amount realized at such time (other than any amount attributable to any accrued but unpaid Contingent Coupon) and such holder’s tax basis in such Notes. In general, a U.S. Holder’s tax basis in the Notes will equal the holder’s cost for the Notes. Such gain or loss should generally be long-term capital gain or loss if a U.S. Holder has held the Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. U.S. Holders should consult their tax advisors regarding this risk.

The U.S. federal income tax consequences of a U.S. Holder’s investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described above. Please see the discussion in the accompanying prospectus supplement under “U.S. Federal Income Tax Considerations” and in particular the discussion under "U.S. Federal Income Tax Considerations —U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” and the discussion in the accompanying prospectus under “Material Tax Considerations — Material U.S. Federal Income Tax Considerations”.

Non-U.S. Holders should review the discussion in the accompanying prospectus supplement under “U.S. Federal Income Tax Considerations — Non-U.S. Holders” for a discussion of the U.S. federal income tax consequences applicable to Non-U.S. Holders.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury Regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. We expect that the delta of the Notes will not be one, and therefore, we expect that Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or an applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE ABOVE DESCRIBED CHARACTERIZATION OF THE NOTES AND ANY POSSIBLE ALTERNATIVE CHARACTERIZATIONS OF THE NOTES FOR U.S. FEDERAL INCOME TAX PURPOSES. PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.